Exhibit 23.8

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-288922) of Dakota Gold Corp.;

(2) Registration Statement (Form S-8 No. 333-265399) of Dakota Gold Corp. pertaining to the 2021 Stock Incentive Plan;

(3) Registration Statement (Form S-8 No. 333-267210) of Dakota Gold Corp. pertaining to the 2022 Stock Incentive Plan; and

(4) Registration Statement (Form S-8 No. 333-287606) of Dakota Gold Corp. pertaining to the 2022 Stock Incentive Plan of our report dated March 20, 2025, with respect to the consolidated financial statements of Dakota Gold Corp. included in this Annual Report (Form 10-K) of Dakota Gold Corp. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Denver, Colorado

March 25, 2026